Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

CTW Cayman

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)			Fee Rate		Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share	Rule 457(o)			US$	20,700,000	(2)	US$	0.00015310	US$	3,169.17
	Net Fee Due										US$	3,169.17

(1)	Includes (a) Class A ordinary shares that may be purchased by the underwriters pursuant to their over-allotment option, and (b) all Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.